As filed with the Securities and Exchange Commission on May 4, 2010

Registration No. 333-149721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0451738
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

408 East Plumeria Drive

San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Techwell, Inc. 2006 Stock Incentive Plan

(as amended and restated from time to time)

(Full title of the plans)

Thomas C. Tokos

Secretary

Techwell, Inc.

408 East Plumeria Drive

San Jose, California 95134

(Name and address of agent for service)

(408) 435-3888

(Telephone number, including area code, of agent for service)

With a copy to:

Christopher G. Karras, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Techwell, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) registered under the Registration Statement on Form S-8 (File No. 333-149721) filed by the Company on March 14, 2008 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 836,607 shares of Common Stock relating to the Company’s 2006 Stock Incentive Plan.

On March 22, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intersil Corporation, a Delaware corporation (“Intersil”), and Navajo Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Intersil (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, (the “Merger”) with the Company continuing as the surviving corporation and an indirect, wholly owned subsidiary of Intersil. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock (the “Shares”) at a purchase price of $18.50 per Share (the “Offer Price”). The Offer commenced on March 30, 2010 and expired on April 26, 2010.

On April 27, 2010, the Merger became effective as a result of the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. As a result of the Merger, each Share outstanding immediately prior to the Merger (other than Shares held in the treasury of or reserved for issuance by the Company and Shares owned by Intersil or the Purchaser, or direct or indirect wholly owned subsidiaries of Intersil or the Company, all of which were cancelled and extinguished, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law) was automatically converted into the right to receive the Offer Price without interest thereon and less any applicable withholding or stock transfer taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 4th day of May, 2010.

TECHWELL, INC.

By:	/S/ FUMIHIRO KOZATO
Fumihiro Kozato
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FUMIHIRO KOZATO	President and Chief Executive Officer (Principal Executive Officer)	May 4, 2010
Fumihiro Kozato

/S/ MARK VOLL Mark Voll	Chief Financial Officer (Principal Financial Officer Principal Accounting Officer)	May 4, 2010

/S/ JONATHAN A. KENNEDY	Director	May 4, 2010
Jonathan A. Kennedy

/S/ THOMAS C. TOKOS	Director	May 4, 2010
Thomas C. Tokos

/S/ DOUGLAS A. BALOG	Director	May 4, 2010
Douglas A. Balog

/S/ SCOTT L. ASHWORTH	Director	May 4, 2010
Scott L. Ashworth

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